Exhibit 99.3

Consent to Serve as Director

Riverview Financial Corporation is filing a Registration Statement on Form S-4 (Registration No. 333-20107 ) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of shares of Riverview Financial Corporation to be issued to shareholder of The Citizens National Bank of Meyersdale in connection with the proposed acquisition of The Citizens National Bank of Meyersdale by Riverview Financial Corporation. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Riverview Financial Corporation in the Registration Statement, as it may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Frances A. Bedekovic
Signature